Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus of our report dated July 27, 2016, (which includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern) relating to the financial statements of Mustang Bio, Inc. for the period from March 13, 2015 (inception) through December 31, 2015, and to the reference to us under the heading “Experts” in the Prospectus which is part of this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

Orange County, California

July 13, 2018